UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2016 (February 19, 2016)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5401 Virginia Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On February 19, 2016, Tractor Supply Company (the “Company”) entered into a Credit Agreement, by and among the Company, as Borrower, certain subsidiaries of the Company, certain lenders and Wells Fargo Bank, National Association, as Administrative Agent and Regions Bank, as Syndication Agent, for the lenders (the “Senior Credit Facility”).

The material terms of the Senior Credit Facility are as follows:

Availability

The Senior Credit Facility consists of a $200 million term loan and a $500 million revolving credit facility (with a sublimit of $50 million for swingline loans). In addition, the Senior Credit Facility also includes an accordion feature that provides the Company an option to increase the availability under the Senior Credit Facility by up to $300 million subject to, among other things, the receipt of commitments for the increased amount. The Senior Credit Facility is unsecured and has a five-year term.

Guarantees

The loans and other obligations under the Senior Credit Facility are guaranteed by each of the Company’s material, domestic subsidiaries.

Principal, Interest and Fees

The principal balance outstanding under the revolving credit facility is payable in full at maturity. Principal in respect of the term loan is payable in quarterly installments based on specified percentages of the initial principal amount of the term loan, and the entire principal balance under the term loan is payable in full at maturity.

Borrowings for both the term loan and the revolving credit facility will bear interest at either the bank’s base rate or the London Inter-Bank Offer Rate (“LIBOR”) plus an additional amount ranging from 0.500% to 1.125% per annum, adjusted quarterly based on the Company’s leverage ratio (0.625% at February 19, 2016).  The Company will also be required to pay a commitment fee ranging from 0.075% to 0.200% per annum for unused capacity (0.100% at February 19, 2016). The Company anticipates managing its exposure to interest rate volatility through an interest rate swap which would provide a fixed rate for borrowings under the term loan.

Certain Covenants

The Senior Credit Facility requires the Company to meet certain financial tests, including, without limitation:

•	fixed charge coverage ratio of not less than 2 to 1; and

•	a leverage ratio of not greater than 4 to 1.

In addition, the Senior Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments of other indebtedness, sale leasebacks and other matters customarily restricted in such agreements.

Events of Default

The Senior Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events and judgments in excess of specified amounts. If an event of default should occur and be continuing under the Senior Credit Facility, the entire principal amount outstanding thereunder, together with any accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing description of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement constituting the Senior Credit Facility, which is attached hereto as Exhibit 10.1.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by words such as “anticipates”, “believes”, “expects” or other comparable terminology. Because such forward looking statements contain risks and uncertainties, actual results or events may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the inability of the Company to enter into an interest rate swap agreement. All of the forward looking statements are also qualified by the cautionary statements contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement, dated as of February 19, 2016, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Wells Fargo Bank, National Association, as Administrative Agent and Regions Bank, as Syndication Agent, for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

February 22, 2016	By:	/s/ Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of February 19, 2016, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Wells Fargo Bank, National Association, as Administrative Agent and Regions Bank, as Syndication Agent, for the lenders.